JPMorgan Funds - J.P. Morgan Fleming Mutual Fund Group, Inc.
Rule 10f-3 Transactions
For the period from July 1, 2012 to December 31, 2012

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 10/11/2012
Issuer Realogy Holdings Corp. (RLGY) IPO
Cusip 75605Y10
Shares 220,900
Offering Price $27.00
Spread $1.28
Cost $5,964,300
Dealer Executing Trade Goldman Sachs & Co.
% of Offering  purchased by firm 2.30%
Syndicate Members Goldman, Sachs & Co./ JP Morgan/ Barclays/ Credit Suisse/ Citigroup/ Wells Fargo Securities/BofA Merrill Lynch/ Credit Agricole CIB/ Comerica Securities/ CRT Capital/ Houlihan Lokey/ Lebenthal & Co., LLC/ Loop Capital Markets/ Apollo Global Securities